Exhibit 99.1

Press Release Dated May 15, 2013

HSN, Inc. Appoints Judy Schmeling as Chief Operating Officer and Chief Financial Officer

ST. PETERSBURG, Fla., May 15th , 2013 — Interactive multichannel retailer HSN, Inc. (Nasdaq:HSNI) announced today the promotion of Judy Schmeling to Chief Operating Officer and Chief Financial Officer, effective immediately. Ms. Schmeling has served as HSNi’s Executive Vice President and Chief Financial Officer since 2001. In her new role, she will be responsible for supply chain operations and customer care functions in addition to providing ongoing leadership for finance and information technology. These four areas are now company-wide centers of excellence spanning HSN and the Cornerstone portfolio of home and lifestyle brands.

“Judy is a world-class leader and the consummate professional, and she has been my partner in transforming HSNi and driving growth across all our businesses,” said Mindy Grossman, Chief Executive Officer, HSNi. “Under Judy’s leadership, we have strengthened our competitive position, achieved significant top- and bottom-line growth and increased shareholder value. She is superbly qualified to oversee our new operational centers of excellence, which are part of our continued drive to integrate key activities across all of our brands, maximize efficiency and deliver an immersive, seamless end-to-end customer experience.”

As HSNi’s COO and CFO, Ms. Schmeling, known as a strategic business leader, will ensure efficient, cost-effective support in information technology, logistics and supply chain operations, customer care and facilities for HSN and Cornerstone, in addition to managing all finance-related activities. She will continue to be based at the company’s headquarters in St. Petersburg, Fla.

“With this new structure, HSNi is better positioned than ever to capitalize on our strong brands and reshape the landscape of commerce,” said Ms. Schmeling. “I’m excited about the opportunity to fully leverage technology, supply chain operations and customer service across all of HSNi.”

Ms. Schmeling joined the company in 1994 as Director of Investor Relations and Treasury. She was promoted to Vice President of Strategic Planning and Analysis in 1998, to Senior Vice President of Finance in 1999, to Executive Vice President and Chief Financial Officer in 2001, and to Chief Financial Officer of HSNi when the company went public in 2008. Her most recent accomplishments as CFO include refinancing the company’s debt and leading a multi-year systems transformation to enable a much more personalized customer experience while improving analytics and service.

A native Floridian and a graduate of Florida State University, Ms. Schmeling is married and has three sons. She serves on the Board of Directors for Constellation Brands, Inc and the advisory board of FM Global.

HSNi also announced the promotion of two senior finance executives, Michael J. Attinella and Patrick Vonderhaar, both reporting to Ms. Schmeling. Mr. Attinella was appointed Chief Financial Officer of HSN and Chief Accounting Officer of HSNi. He joined HSN in 2001 and most recently served as Senior Vice President, Chief Accounting Officer and Corporate Controller of HSNi. Mr. Vonderhaar was elevated from Vice President and Corporate Controller to Chief Financial Officer for Cornerstone Brands. In addition, Rob Solomon has been appointed Executive Vice President, Customer Care & Operations Administration, HSNi, and Bob Monti as Executive Vice President, Supply Chain & Logistics, HSNi, both reporting to Ms. Schmeling.

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About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3.3 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches 95 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Chasing Fireflies®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements® and TravelSmith®. Cornerstone distributes more than 300 million catalogs annually, operates eight separate digital sales sites and operates 11 retail and outlet stores.